Exhibit 99.1
GeoVax Labs, Inc. Announces First Quarter Financial Results
ATLANTA, GA, May 05, 2010 — GeoVax Labs, Inc. (OTCBB: GOVXD), a biotechnology company that creates, develops and tests innovative HIV/AIDS vaccines, today announced its financial results for the three months ended March 31, 2010.
GeoVax reported a net loss of $690,789 for the three months ended March 31, 2010, compared to $861,509 for the same period in 2009. Net losses were partially offset by grant revenues of $1,338,560 and $710,155 for each period, respectively, related to the Company’s grant from the National Institutes of Health in support of its HIV/AIDS vaccine development activities. As of March 31, 2010, the Company reported cash balances totaling $2,603,108.
GeoVax President and CEO Robert T. McNally, PhD, said, “Our research is progressing as we anticipated. Our preventative HIV vaccine candidate has completed Phase 1 clinical trials in humans, and is currently in a Phase 2a clinical trial being conducted and funded by the HIV Vaccine Trials Network (HVTN). Patient enrollment is proceeding well, and at the current rate, we expect results of this trial to be ready in 2011.
“The US Food and Drug Administration recently gave us permission to proceed with a Phase 1 clinical trial for our therapeutic HIV vaccine candidate. This trial will focus on recently HIV- infected individuals who started drug treatment during their first year of infection. The clinical trial site is now preparing to initiate the enrollment of volunteers who meet the trial’s criteria.”
Dr. McNally concluded, “Looking ahead, I foresee great things for GeoVax as an enterprise. Our shareholders have approved a reverse stock split, which became effective on April 27, and as a result our share price is now sufficient to make it possible for us to qualify to list our stock on a major exchange. That will increase our visibility, which can often lead to greater liquidity.”
Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
About GeoVax Labs, Inc.
GeoVax is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus — that leads to AIDS) and other infectious agents. Our goals include developing HIV/AIDS vaccines for global markets, manufacturing and testing these vaccines under GMP/GLP conditions (FDA guidelines), conducting clinical trials for vaccine safety and effectiveness, and obtaining regulatory approvals to move the product forward. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines have demonstrated the ability to raise anti-HIV immune responses as well as for their safety. Successful results from all Phase 1 testing supported the initiation of the first Phase 2 testing. GeoVax’s Phase 2 human trial began in January 2009 and will involve 225 participants at sites in the United States and South America. Recently the FDA granted permission to proceed with a Phase 1 therapeutic trial for individuals infected with HIV. Long term, we expect that GeoVax will grant manufacturing and distribution rights in several
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global markets in return for upfront fees, collaborative development agreements, and royalties on sales and distribution revenues. Internal vaccine manufacturing and distribution will also be considered by GeoVax. For more information, please visit www.geovax.com.
Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax’s filings with the Securities and Exchange Commission including those set forth at “Risk Factors” in GeoVax’s Form 10-K.
Contact
At The Investor Relations Group:
Investor Relations
James Carbonara / Jason Strominger
or
Public Relations
Janet Vasquez / Robin O’Malley
(212) 825-3210
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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Grant Revenue	$1,339	$710

Operating expenses:
Research and development	1,369	857
General and administrative	669	724
	2,038	1,581

Other income:
Interest income	9	9

	9	9

Net loss	$(691)	$(862)

Loss per common share	$(0.04)	$(0.06)

GEOVAX LABS, INC.
Condensed Balance Sheet Information
(amounts in thousands)

	March 31,	Dec. 31,
	2010	2009
Assets:
Cash and cash equivalents	$2,603	$3,516
Other current assets	450	365

Total current assets	3,053	3,881

Property, net	315	344
Other assets	467	91

Total assets	$3,835	$4,316

Liabilities and stockholders’ equity
Current liabilities	$473	$572
Stockholders’ equity	3,362	3,744

Total liabilities and stockholders’ equity	$3,835	$4,316

Shares Outstanding*	15,653	15,633

*	Restated for 1:50 reverse stock split effected April 27, 2010